NEW ENGLAND BANCSHARES, INC. ANNOUNCES COMPLETION OF
                    ACQUISITION OF FIRST VALLEY BANCORP, INC.

         Enfield, Connecticut -- July 13, 2007 -- New England Bancshares, Inc. (Nasdaq: NEBS) announced today that it completed its acquisition of First Valley Bancorp, Inc. effective July 12. Pursuant to the terms of the Agreement and Plan of Merger, shares of First Valley Bancorp were converted into $9.00 in cash and
0.8907 shares of New England Bancshares common stock. New England Bancshares will issue approximately 1,068,885 shares and pay $10.8 million for all of the outstanding shares of First Valley Bancorp common stock.

         New England Bancshares, Inc. is the holding company for Enfield Federal Savings and Loan Association. Enfield Federal Savings and Loan Association operates eight banking centers serving the communities of Enfield, Ellington, Manchester, Suffield, East Windsor and Windsor Locks, Connecticut. At March 31, 2007, New England Bancshares had total assets of $284.2 million.